Exhibit 99.1

FOR IMMEDIATE RELEASE

  BIOFUELS POWER CORP ANNOUNCES PLANS TO BUILD
GAS-TO-LIQUIDS PILOT PLANT
IN HOUSTON, TEXAS

Houston, Texas (August 1, 2014) – Biofuels Power Corporation (OTCBB: BFLS) announced today that it has signed a letter of intent with ThyssenKrupp Industrial Solutions (Africa) (Pty) Ltd (“ThyssenKrupp”) and Liberty GTL, Inc. (“Liberty”) to build a small-scale gas-to-liquid demonstration facility in Houston, Texas (“GTL Pilot Plant”). The parties have established a non-binding target date to complete installation and commissioning of the GTL Pilot Plant on or before December 31, 2014. The purpose of the GTL Pilot Plant is to commercially demonstrate converting stranded natural gas resources to synthetic crude oil.

BFLS will operate the GTL Pilot Plant for the 2-year demonstration. ThyssenKrupp will provide technical services and contribute a previously operating auto-thermal reformer pilot plant of proven design (“ATR”), which will be used to generate synthesis gas feedstock for the production of synthetic crude oil. Liberty will provide intellectual property and operating know-how regarding crude oil synthesis along with the relevant catalyst supply. The Liberty technical team is also credited for designing the FT (Fischer Tropsch) Reactor which will convert the synthetic gas to synthetic crude oil. The GTL Pilot Plant will be assembled at the Houston Clean Energy Park, which is an industrial estate owned by BFLS.

The abundant supply and low cost of natural gas produced from unconventional shale resources enhances the opportunity to profitably convert natural gas to higher value liquid fuels. The focus of the GTL Pilot Plant will be to optimize design and operability of small-scale gas-to-liquid facilities capable of converting 5 – 10 million cubic feet per day of natural gas into approximately 500 bbls per day of synthetic crude oil. Building on Liberty’s previous engineering studies completed by ThyssenKrupp in 2013, BFLS and Liberty are in the process of completing engineering on a 500 bbls per day reference plant design with the goal of deploying multiple units in North America in the future. This process is scheduled to be completed in the coming weeks.

BFLS believes that gas to liquids projects of this size may be attractive to operating companies confronted with curtailing production or, in the extreme case, ceasing production due to capital cost barriers related to expansion of natural gas gathering, processing and transmission infrastructure. These “stranded gas wells” would be released for production if the planned GTL units could process the natural gas immediately after completion of the well.

Eric Gadd, the Company’s Chief Commercial Officer said, “This GTL pilot project is an important milestone toward our goal of installing small scale GTL plants at stranded gas well sites. The pilot plant will prove the commercial viability of deploying small-scale GTL plants in North America. With an abundant natural gas resource base, future gas-to-liquids developments like this could fill a need in the energy industry for decades to come.”

Wayne Stocks, the President of Liberty stated “Liberty has been through several years of extensive research and engineering studies and considers its IP, know-how and strategic relationships to be the key to unlock the considerable value in monetizing the abundant gas resources in North America. This plant will be a first for the United States and an important step to the future of clean fuels for the Nation. Liberty is proud to be associated with ThyssenKrupp and Biofuels Power and is truly excited to commercialize small-scale gas to liquids on a global scale.”

About Biofuels Power Corporation

Biofuels Power Corporation is developing the Houston Clean Energy Park and pioneering the use of clean alternative fuels. Headquartered in Houston, Texas, it was the first company in the United States to produce and sell green electricity produced from 100% renewable diesel fuels. Additional information may be found at www.biofuelspower.com.

About ThyssenKrupp Industrial Solutions

A full range of specialist engineering and construction services and a shipbuilding history stretching back centuries are the strengths of the ThyssenKrupp Industrial Solutions business area. High-quality engineering is at the center of our success. Global project management skills, first-class system integration expertise, reliable procurement and supplier management, and a service offering meeting the highest standards form the basis for lasting customer satisfaction. Around 19,000 employees at over 70 locations form a global network with a technology portfolio that guarantees maximum productivity and cost-efficiency.

About Liberty GTL, Inc.

Liberty is a USA-based company operated from the USA and South Africa focused on developing viable small and medium scale GTL projects in the North American Free Trade Area. Liberty differentiates itself in this market by being a provider of technology, project developer and owner. Together with the GTL Pilot Plant and 500 bbls per day project, Liberty is mobilizing to commence a FEED Study for a 3000 bbls per day plant in Texas.

Forward-Looking Statements

Any statements in the press release about future expectations and prospects for Biofuels Power Corp. and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward- looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the company to implement its business plan, government regulation and competition. Biofuels Power Corporation undertakes no obligation to update these forward- looking statements in the future.

For additional information contact:

Steve McGuire, Managing Director
Biofuels Power Corporation
Telephone (281) 364-7590
Facsimile (281) 915-0023
Email: info@biofuelspower.com